EXHIBIT 4.2


                         CONSULTING AGREEMENT AMENDENT


THIS AMENDMENT dated as of April 1, 2001.

AMONG:

     MUELLER & COMPANY, INC.
     ("Mueller & Company")

AND:

     IDEAS INC.
     ("Ideas")

     (Mueller & Company and Ideas collectively referred to herein as the "Consultant")

AND:

     MARK MUELLER
     ("Mueller")

AND:

     AARON FERTIG
     ("Fertig")

AND:

     UNITY WIRELESS CORPORATION
     (the "Client")

WHEREAS:

The Client is a public company incorporated in Delaware and involved in the business of the commercialization of wireless technologies;

Mueller & Company and Ideas have valuable experience in assisting companies in finding acquisition and strategic partnership candidates and in consummating acquisitions and strategic partnerships;

Mueller is an employee of Mueller & Company and has specialized and particular knowledge and skills concerning the matters referred to in Recital B and the business of the Client;

Fertig is an employee of Ideas and has specialized and particular knowledge and skills concerning the matters referred to in Recital B and the business of the Client; and

The parties above have signed a consulting agreement (the "Consulting Agreement" dated January 1, 2001 under which the Consultant has agreed to provide consulting services to the Client;

The parties now wish to amend the Consulting Agreement in accordance with the terms and conditions of this agreement (the "Amendment").

THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants of the parties, the parties agree as follows:

Amendments to Consulting  Agreement
------------------------  ---------

All terms and conditions of the Consulting Agreement remain in full force and effect, except the following sections which are amended as described hereafter. The section numbers of this Amendment and the Consulting Agreement are identical for greater ease of reference. In addition to the services to be performed by the Consultant as listed in the Section 2.1 of the Consulting Agreement, the Consultant will:

     provide a comprehensive investor relations and shareholder communication service, including development of an effective strategy and a comprehensive program for initial approval and periodic review by the Client; and assume responsibility for delivering the approved program;

     conduct a search for specific acquisition or strategic partnership candidates for consideration by the Client, assist the Client in evaluating the strategic fit of the proposed candidates with the Client's business plan, and take an active role in advancing the selected potential candidates toward a successful agreement;

     prepare monthly written reports identifying progress against objectives and issues for action by the Client, and participate in regular meetings and telephone conferences with the Client to review such progress reports.

3.1 3.1 The term of this Agreement is amended to be for three years from date set forth on page one of this Agreement, subject to the right of either the Client or the Consultant to terminate this Agreement on 30 days' written notice. The Client shall pay the Consultant for the additional services provided under this Amendment by issuing in the Consultant's name a warrant entitling the holder to purchase up to 300,000 shares of the common stock of the Client at an exercise price of $0.29, the terms and conditions of which are more particularly described in Schedule A (the "Additional Warrant"). This warrant is separate from and in addition to the Warrant as defined in the Consulting Agreement.

Sections 4.2 to 4.5 of the Consulting Agreement are amended as follows: If the Client terminates the Consulting Agreement, as amended by this Amendment, without cause, any unvested Warrant and Additional Warrant rights shall immediately vest. If the performance of the Consultant's Services results in an event bringing extraordinary benefit to the Client, such extraordinary benefit to be reasonably and mutually agreed upon by the parties at the time of occurrence thereof, any unvested Warrant and Additional Warrant rights shall immediately vest and the Consultant shall have no further obligations under this Agreement. To the extent permitted by law, there shall be no withholding or payroll taxes respecting the Warrant or the Additional Warrant. The Warrant and Additional Warrant represent the entire compensation payable to the Consultant under this Agreement. The Consultant shall not be reimbursed for its expenses.

5.1 Section 5.1, including sections 5.1 (a) to 5.1 (e), is amended to apply to both vested Warrant and Additional Warrant rights, and therefore sets out the period of time during which vested Warrants and vested Additional Warrants are exercisable. 6.1 Section 6.1 is amended to provide that upon the exercise of Warrant or Additional Warrant rights, and as instructed by the Consultant, the shares issuable under the Warrant shall be registered in the name of the nominee(s) of the Consultant as outstanding on the books and records of the Client.

6.2 Section 6.2 is amended to provide that concurrently with registration of other shares of the common stock of the Client under the Securities Act of 1933 and at the sole expense of the Client, the Client will attend upon registration with the Securities and Exchange Commission of the shares issuable under the Warrant and the Additional Warrant.

THE PARTIES INTENDING TO BE LEGALLY BOUND have executed this Amendment as of the date first written above. MUELLER & COMPANY, INC.


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Authorized Signatory IDEAS INC.


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Authorized Signatory


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MARK MUELLER



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AARON FERTIG


UNITY WIRELESS CORPORATION


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Authorized Signatory